UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2021

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California		90210
(Address of principal executive offices)		(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2021, the Executive Committee (the “Governing Body”) of Endeavor Group Holdings, Inc. (the “Company”) increased the size of the Board of Directors (the “Board”) from six to seven directors and appointed Ursula M. Burns to fill the newly created vacancy on the Board and as a member of the Board’s Audit Committee, in each case, effective July 19, 2021. Ms. Burns will serve as a Class II director with a term expiring at the Company’s annual meeting of stockholders to be held in 2023 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal.

Ms. Burns was the Chairman of the Board of Xerox Corporation from 2010 to 2017 and Chief Executive Officer from 2009 to 2016 after having been appointed President in 2007. Ms. Burns joined Xerox as a summer intern in 1980 and has since held leadership posts spanning corporate services, manufacturing and product development. During Ms. Burns’ tenure as Chief Executive Officer, she helped the company transform from a global leader in document technology to a leading diversified business services company, serving enterprises and governments of all sizes. After her retirement from Xerox, Ms. Burns was appointed as Chairman of VEON, Ltd. in 2017. Ms. Burns became its Chairman and CEO in December 2018 until June 2020. During her tenure at VEON, Ms. Burns successfully steered the company through various compliance and organizational changes. Burns is a member of the Exxon Mobil Corp. and Uber Technologies, Inc. Board of Directors. She is also the Executive Chairman of Plum Acquisition Corp I, Non-Executive Chairman of Teneo Holdings LLC, and a founding partner of Integrum Holdings, a private-equity firm. In addition, Ms. Burns is on several private company boards, including Waystar, IHS Towers, and Hear.com, while also providing leadership counsel to several other community, educational and non-profit organizations including the Ford Foundation, the Massachusetts Institute of Technology (MIT) Corporation, Cornell Tech Board of Overseers, the New York City Ballet, and the Mayo Clinic amongst others. In addition to her corporate leadership roles, U.S. President Barack Obama appointed Burns to lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and Ms. Burns served as Chair of the President’s Export Council from 2015 to 2016 after service as Vice Chair from 2010 to 2015.

Ms. Burns is eligible to participate in the Company’s Non-Employee Director Compensation Policy, which provides for: (i) an annual cash retainer of $107,000 for serving on the Board, earned on a quarterly basis; (ii) an annual cash retainer of $21,000 for serving on the Audit Committee, earned on a quarterly basis; (iii) an initial restricted stock unit award with a prorated grant date value of $182,000, granted upon joining the Board, that vests on the Company’s next annual meeting of stockholders following the date of grant, subject to her continuing in service through the date of such annual meeting; and (iv) an annual restricted stock unit award with a grant date value of $182,000, granted on the date of the Company’s annual meeting of stockholders that vests on the Company’s next annual meeting of stockholders following the date of grant, subject to her continuing in service through the date of such annual meeting.

Ms. Burns has entered into the Company’s standard form indemnification agreement in the form filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1/A (File No. 333-254908), filed with the Securities and Exchange Commission on April 20, 2021.

Ms. Burns is a client of one of the Company’s subsidiaries, Harry Walker Agency (“HWA”), which represents individuals in connection with speaking engagements. The commissions HWA is to receive in connection with Mr. Burns’ engagements were negotiated at arm’s length and are consistent with HWA’s other clients. Since January 2020, Ms. Burns’ speaking engagements have resulted in gross fees of $200,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

Date: July 20, 2021